EXHIBIT 99.1

TRILOGY INTERNATIONAL PARTNERS INC. ADVISES THAT ITS COMMON SHARES PREVIOUSLY REGISTERED ON FORM F-3 REMAIN REGISTERED AND THAT IT HAS ENTERED INTO FOREIGN CURRENCY CONTRACTS FOR SUBSTANTIALLY ALL OF ITS ESCROWED PORTION OF PROCEEDS FROM THE SALE OF ITS FORMER NEW ZEALAND SUBSIDIARY

Bellevue, Washington, January 26, 2023 – Trilogy International Partners Inc. (“Trilogy” or the “Company”) (TSXV: TRL.H), was recently informed by staff of the United States Securities and Exchange Commission (“SEC”) that, notwithstanding the Company’s loss of foreign private issuer status as of January 1, 2023, the Company’s existing registration of its common shares (“Common Shares”) on Form F-3 will remain in effect through the date of the Company’s filing of its annual report for 2022 on Form 10-K.

This advice from the SEC staff indicates that the Common Shares registered on Form F-3 will remain freely tradeable until the Company files its 10-K with the SEC, which it expects to do on or about March 30, 2023. Thereafter, the Common Shares will be tradeable by US persons on TSX Venture’s NEX board subject to the rules of Regulation S, as previously announced by the Company on September 27, 2022. As stated in the September 27 announcement, the registration status of Common Shares does not affect the ability of non-US persons (as defined in Regulation S of the US Securities Act of 1933, as amended), to continue to sell their Common Shares at any time.

The SEC staff advice was given to the Company orally and informally. US persons who intend to trade the Common Shares are advised to seek advice from counsel with respect to any trading activity they intend to pursue.

Additionally, as previously disclosed, the Company is entitled to escrowed proceeds of up to approximately 22 million New Zealand dollars (“NZD”) that were retained in connection with the sale of its former New Zealand subsidiary, Two Degrees Group Limited.  During the fourth quarter of 2022, the Company entered into foreign currency forward contracts for 20 million NZD in order to mitigate the risk of negative currency movements of the NZD relative to the U.S. dollar (“USD”).  The foreign currency contracts mature on June 30, 2023 at a blended rate of 0.617, as compared to the NZD to USD exchange rate of 0.57 at September 30, 2022. Subject to any claims that might be made against the escrow, funds are scheduled to be released from the escrow to the Company in May 2023.

About Trilogy International Partners Inc.

Trilogy formerly operated wireless and broadband telecommunications subsidiaries in Bolivia and New Zealand. It sold its interests in those subsidiaries in May 2022, distributed a substantial portion of its proceeds from those transactions to shareholders in the form of a return of capital in June 2022, and has adopted a plan to liquidate.

Trilogy’s head office is located at 155 108th Avenue NE, Suite 400, Bellevue, Washington, 98004 USA. For more information, visit www.trilogy-international.com.

Cautionary Statements

This press release contains “forward-looking information” within the meaning of applicable securities laws in Canada and “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 of the United States of America.  In some cases, forward-looking information can be identified by the use of forward-looking terminology such as “estimates”, “plans”, “targets”, “expects” or “does not expect”, “an opportunity exists”, “outlook”, “prospects”, “strategy”, “intends”, “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might”, “will”, “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, intentions, estimates, projections or other characterizations of future events or circumstances contain forward-looking information and statements.

Forward-looking information and statements are provided for the purpose of assisting readers in understanding management’s current expectations and plans relating to the future. Readers are cautioned that such information and statements may not be appropriate for other purposes. Forward-looking information and statements contained in this press release are based on our opinions, estimates and assumptions in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we currently believe are appropriate and reasonable in the circumstances. These opinions, estimates and assumptions include but are not limited to statements about the registration status of certain of the Common Shares and the expected date of distribution of escrow proceeds. Despite a careful process to prepare and review the forward-looking information and statements, there can be no assurance that the underlying opinions, estimates and assumptions will prove to be correct.

Numerous risks and uncertainties, some of which may be unknown, relating to Trilogy could cause actual events and results to differ materially from the estimates, beliefs and assumptions expressed or implied in the forward-looking information and statements. Such risks and uncertainties include but are not limited to changes in the securities regulations of Canada and the United States, the regulatory enforcement policies of the SEC, the timing of a distribution of proceeds from the escrow established in connection with the sale of the Company’s former New Zealand subsidiary and the amount of proceeds that may be distributed from such escrow to shareholders.

Although we have attempted to identify important risk factors that could cause actual results to differ materially from those contained in forward-looking information and statements in this press release, there may be other risk factors not presently known to us or that we presently believe are not material that could also cause actual results or future events to differ materially from those expressed in such forward-looking information in this press release. Please see our continuous disclosure filings available under Trilogy’s profile at www.sedar.com and at www.sec.gov for information on the risks and uncertainties associated with our Company.

Readers should not place undue reliance on forward-looking information and statements, which speak only as of the date made. The forward-looking information and statements contained in this press release represent our expectations as of the date of this press release. We disclaim any intention or obligation or undertaking to update or revise any forward-looking information or statements whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations and Media Contact

Erik Mickels

Senior Vice President, Chief Financial Officer

425-458-5900

Erik.Mickels@trilogy-international.com